                                  EXHIBIT 99(c)

                  CRESTMONT FEDERAL SAVINGS AND LOAN ASSOCIATION

                       EMPLOYEE STOCK COMPENSATION PROGRAM


     1.  Purpose.  This Crestmont Federal Savings and Loan Association Employee
         -------
Stock Compensation Program ("Program") is intended to secure for Crestmont Federal Savings and Loan Association (the "Association") and its stockholders the benefits arising from ownership of the Association's common stock, par value $1.00 per share ("Common Stock"), by those directors, officers and other key employees of the Association who will be responsible for its future growth. The Program is designed to help attract and retain superior personnel for positions of substantial responsibility with the Association, and to provide directors, officers and key employees with an additional incentive to contribute to the success of the Association.

     2.  Elements of the Program.  In order to maintain flexibility in the
         -----------------------
award of stock benefits, the Program is comprised of four parts.  The first part is the Incentive Stock Option Plan ("Incentive Plan"). The second part is the Compensatory Stock Option Plan ("Compensatory Plan"). The third part is the Stock Appreciation Rights Plan ("S.A.R. Plan"). The fourth part is the Performance Shares Plan ("Performance Plan"). Copies of the Incentive Plan, Compensatory Plan, S.A.R. Plan, and Performance Plan are attached hereto as
Part I, Part II, Part III and Part IV, respectively, and are collectively referred to herein as the "Plans." The grant of an option, appreciation right or performance share under one of the Plans shall not be construed to prohibit the grant of an option, appreciation right or performance share under any of the other Plans.

     3.  Applicability of General Provisions.  Unless any Plan specifically
         -----------------------------------
indicates to the contrary, all Plans shall be subject to the General Provisions of the Stock Compensation Program set forth below.

     4.  Administration of the Plans.  The Plans shall be administered,
         ---------------------------
construed, governed and amended in accordance with their respective terms.

                 GENERAL PROVISIONS OF STOCK COMPENSATION PROGRAM

     Article 1.  Administration.  The Program shall be administered by a
                 --------------
committee appointed by the Board of Directors of the Association and composed of not less than three directors of the Association, none of whom is a full-time officer or employee of the Association or its subsidiaries. The committee, when acting to administer the Program, is referred to as the "Program Administrators." Any action of the Program Administrators shall be taken by majority vote or the unanimous written consent of the Program

                                        36

Administrators. The Board of Directors with the Program Administrators not acting shall administer the Program with respect to options granted to the Program Administrators in accordance with the provisions of Plan II. No

Program Administrator or member of the Board of Directors of the Association, its parent or subsidiaries, shall be liable for any action or determination made in good faith with respect to the Program or to any option, stock appreciation right, or performance share granted thereunder.

     Article 2.  Authority of Program Administrators.  Subject to the other
                 -----------------------------------
provisions of this Program, and with a view to effecting its purpose, the Program Administrators shall have sole authority in their absolute discretion:
(a) to construe and interpret the Program; (b) to define the terms used herein;
(c) to prescribe, amend, and rescind rules and regulations relating to the Program; (d) to determine the employees to whom options, appreciation rights and performance shares shall be granted under the Program; (e) to determine the time or times at which options, appreciation rights and performance shares shall be granted under the Program; (f) to determine the number of shares subject to any option or stock appreciation right under the Program and the number of shares to be awarded as performance share under the Program as well as the option price, and the duration of each option, appreciation right and performance share, and any other terms and conditions of options, appreciation rights and performance shares; (g) to terminate the Program; and (h) to make any other determinations necessary or advisable for the administration of the Program and to do everything necessary or appropriate to administer the Program. All decisions, determinations, and interpretations made by the Program Administrators shall be binding and conclusive on all participants in the Program and on their legal representatives, heirs and beneficiaries.

     Article 3.  Maximum Number of Shares Subject to the Program. The maximum
                 -----------------------------------------------
aggregate number of shares of Common Stock available pursuant to the Plans, subject to adjustment as provided in Article 6 hereof, shall be equal to the number of shares that represent 10% of the Association's initial issuance of Common Stock. If any of the options granted under this Program expire or terminate for any reason before they have been exercised in full, the unpurchased shares subject to those expired or terminated options shall again be available for the purposes of the Program. If the performance objectives associated with the grant of any performance share(s) are not achieved within the specified performance period or if the performance share grant terminates for any reason before the performance objective date arrives, the shares of Common Stock associated with such performance shares shall again be available for the purposes of the Program.

     Article 4.  Eligibility and Participation.  Only regular full-time
                 -----------------------------
employees of the Association, including officers whether or not directors of the Association, or of any parent or any subsidiary, shall be eligible for selection by the Program Administrators to participate in the Program.

                                        37

Directors who are not full-time salaried employees of the Association shall only be eligible to participate in Plan II of the Program.

     Article 5.  Effective Date and Term of Program.  The Program shall become
                 ----------------------------------
effective upon its adoption by the Board of Directors of the Association and subsequent approval of the Program by a majority of the total votes eligible to be cast at a meeting of stockholders, which vote shall be taken within 12 months of adoption of the Program by the Association's Board of Directors; provided, however, that options, appreciation rights, and performance shares may be granted under this Program prior to obtaining stockholder approval of the Program, but after the Association's original issuance of Common Stock, and further provided that any such options or appreciation rights or performance shares shall be contingent upon such stockholder approval being obtained and may not be exercised prior to such approval. The Program shall continue in effect for a term of 10 years unless sooner terminated under Article 2 of the General Provisions.

     Article 6.  Adjustments.  If the shares of Common Stock of the Association
                 -----------
as a whole are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which options, appreciation rights and performance shares may be granted under this Program. A corresponding adjustment changing the number or kind of shares allocated to unexercised options, appreciation rights, performance shares, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in outstanding options and appreciation rights shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option or appreciation right, but with a corresponding adjustment in the price for each share or other unit of any security covered by the option or appreciation right. In making any adjustment pursuant to this Article 6, any fractional shares shall be disregarded.

     Article 7.  Termination and Amendment of Program.  The Program shall
                 ------------------------------------
terminate no later than 10 years from the date such Program is adopted by the Board of Directors, or the date such Program is approved by the stockholders, whichever is earlier. No options, appreciation rights, or performance shares shall be granted under the Program after that date. Subject to the limitation contained in Article 8 of the General Provisions, the Program Administrators may at any time amend or revise the terms of the Program, including the form and substance of the option, appreciation right, and performance shares agreements to be used hereunder; provided that no amendment or revision shall
(a) increase the maximum aggregate number of shares that may be sold,

                                        38
appreciated, or distributed pursuant to options, appreciation rights, or performance shares granted under this Program, except as permitted under
Article 6 of the General Provisions; (b) change the minimum purchase price for shares under Section 4 of Plans I and II; (c) increase the maximum term established under the Plans for any option, appreciation right, or performance share; or (d) permit the granting of an option, appreciation right, or performance share to anyone other than as provided in Article 4 of the General Provisions.

However, nothing contained herein shall prohibit the Program Administrator from cancelling outstanding options granted pursuant to Part I or II of the Plan, with the consent of the Optionee, and reissuing new options at a lower exercise price equal to the then fair market value per share of Common Stock in the event that the fair market value per share of Common Stock at any time prior to the date of the exercise of such options falls below the exercise price of the options previously granted pursuant to the Plan. The number of new options to be granted upon cancellation and surrender of previously granted options shall be determined within the sole discretion of the Program Administrator.

     Article 8.  Prior Rights and Obligations.  No amendment, suspension, or
                 ----------------------------
termination of the Program shall, without the consent of the employee who has received an option, appreciation right, or performance share, alter or impair any of that employee's rights or obligations under any option, appreciation right or performance share granted under the Program prior to such amendment, suspension or termination.

     Article 9.  Privileges of Stock Ownership.  Notwithstanding the exercise
                 -----------------------------
of any options granted pursuant to the terms of this Program or the achievement of any performance objective specified in any performance share granted pursuant to the terms of this Program, no employee shall have any of the rights or privileges of a stockholder of the Association in respect of any shares of stock issuable upon the exercise of his or her option or achievement of his or her performance goal until certificates representing the shares have been issued and delivered. No shares shall be required to be issued and delivered upon exercise of any option or achievement of any performance goal as specified in a performance share unless and until all of the requirements of law and of all regulatory agencies having jurisdiction over the issuance and delivery of the securities shall have been fully complied with. No adjustment shall be made for dividends or any other distributions for which the record date is prior to the date on which such stock certificate is issued.

     Article 10.  Reservation of Shares of Common Stock.  The Association,
                  -------------------------------------
during the term of this Program, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Program. In addition, the Association will from time to

                                        39

time, as is necessary to accomplish the purposes of this Program, seek to obtain from any regulatory agency having jurisdiction any requisite authority in order to issue and sell shares of Common Stock hereunder. The inability of the Association to obtain from any regulatory agency having jurisdiction the authority deemed by the Association's counsel to be necessary to the lawful issuance and sale of any shares of its stock hereunder shall relive the Association of any liability in respect of the non-issuance or sale of the stock as to which the requisite authority shall not have been obtained.

     Article 11.  Tax Withholding.  The exercise of any option, appreciation
                  ---------------
 right, or performance share granted under the Program is subject to the condition that if at any time the Association shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in any connection with, such exercise or the delivery or purchase or shares pursuant thereto, then in such event, the exercise of the option, appreciation right or performance share shall not be effective unless such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Association.

     Article 12.  Employment.  Nothing in the Program or in any option, stock
                  ----------
appreciation right, or performance share award, shall confer upon any eligible employee any right to continued employment by the Association, or by its parent or subsidiary corporations, or limit in any way the right of the Association or its parent or subsidiary corporation at any time to terminate or alter the terms of that employment.